                                                                                     OMB APPROVAL
                                 UNITED STATES                             OMB number:          3235-0145
                       SECURITIES AND EXCHANGE COMMISSION                  Expires:      October 31, 1994
                            WASHINGTON, D.C.  20549                        Estimated average burden
                                                                           hours per response . . . 14.90

                                SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 4)*



                             JONES INTERCABLE INC.
                                (Name of Issuer)

                                    CLASS A
                         (Title of Class of Securities)

                                   480206200
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1745 (2/92)               Page 1 of 5 pages

CUSIP No. 480206200                 13G                      Page 2 OF 5 PAGES


       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       THE CAPITAL GROUP, INC.
       86-0206507


       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2
                                                                       (a) [ ]

                                                                       (b) [ ]

       SEC USE ONLY
   3



       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       DELAWARE


                                   SOLE VOTING POWER
                              5
         NUMBER OF                 620,400

          SHARES
                                   SHARED VOTING POWER
       BENEFICIALLY           6
                                   NONE
         OWNED BY

           EACH                    SOLE DISPOSITIVE POWER
                              7
         REPORTING                 1,702,000

          PERSON
                                   SHARED DISPOSITIVE POWER
           WITH               8
                                   NONE


       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
       1,702,000   Beneficial ownership disclaimed pursuant to Rule 13d-4


       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10



       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11
       13.91%


       TYPE OF REPORTING PERSON*
  12
       HC





                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 2 of 5 pages

CUSIP No. 480206200                  13G                     Page 3 OF 5 PAGES


       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       CAPITAL RESEARCH AND MANAGEMENT COMPANY
       95-1411037


       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2
                                                                       (a) [ ]

                                                                       (b) [ ]

       SEC USE ONLY
   3



       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       DELAWARE


                                   SOLE VOTING POWER
                              5
         NUMBER OF                 NONE

          SHARES
                                   SHARED VOTING POWER
       BENEFICIALLY           6
                                   NONE
         OWNED BY

           EACH                    SOLE DISPOSITIVE POWER
                              7
         REPORTING                 980,000

          PERSON
                                   SHARED DISPOSITIVE POWER
           WITH               8
                                   NONE


       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
       980,000  Beneficial ownership disclaimed pursuant to Rule 13d-4


       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10



       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11
       8.01%


       TYPE OF REPORTING PERSON*
  12
       IA





                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 3 of 5 pages

CUSIP No. 480206200                  13G                     Page 4 OF 5 PAGES


       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CAPITAL GUARDIAN TRUST COMPANY
       95-2553868


       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2
                                                                       (a) [ ]

                                                                       (b) [ ]

       SEC USE ONLY
   3



       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       CALIFORNIA


                                   SOLE VOTING POWER
                              5
         NUMBER OF                 620,400

          SHARES
                                   SHARED VOTING POWER
       BENEFICIALLY           6
                                   NONE
         OWNED BY

           EACH                    SOLE DISPOSITIVE POWER
                              7
         REPORTING                 722,000

          PERSON
                                   SHARED DISPOSITIVE POWER
           WITH               8
                                   NONE


       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
       722,000  Beneficial ownership disclaimed pursuant to Rule 13d-4


       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10



       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11
       5.90%


       TYPE OF REPORTING PERSON*
  12
       BK





                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 4 of 5 pages

                                                                          Page 5
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  Schedule 13G
                   Under the Securities Exchange Act of 1934



Fee enclosed [ ]  or Amendment No. 4

Item 1(a)   Name of Issuer:
            Jones Intercable Inc

Item 1(b)   Address of Issuer's Principal Executive Offices:
            9697 East Mineral Avenue
            Englewood, CO  80112

Item 2(a)   Name of Person(s) Filing:
            The Capital Group, Inc., Capital Research and Management Company and Capital Guardian Trust Company

Item 2(b)   Address of Principal Business Office:
            333 South Hope Street
            Los Angeles, CA  90071

Item 2(c)   Citizenship:   N/A

Item 2(d)   Title of Class of Securities:  Class A

Item 2(e)   CUSIP Number:  480206200

Item 3      The person(s) filing is(are):

            (b) [x] Bank as defined in Section 3(a)(6) of the Act.
            (e) [x] Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940.
            (g) [x] Parent Holding Company in accordance with Section
                    240.13d-1(b)(1)(ii)(G).

Item 4      Ownership

            (a) Amount Beneficially Owned:

                See item 9, pg. 2, 3 and 4

            (b) Percent of Class:  See item 11, pg. 2, 3 and 4

            (c) Number of shares as to which such person has:
                i)    sole power to vote or to direct the vote  See item 5,

                      pg. 2, 3 and 4

                ii)   shared power to vote or to direct the vote  None
                iii)  sole power to dispose or to direct the disposition of

                      See item 7, pg. 2, 3 and 4

                iv) shared power to dispose or to direct the disposition of None - beneficial ownership disclaimed pursuant to Rule 13d-4

Item 5      Ownership of 5% or Less of a Class:  N/A

Item 6      Ownership of More than 5% on Behalf of Another Person:  N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            (1) Capital Research and Management Company is an Investment Adviser
                registered under Section 203 of the Investment Advisers Act of 1940 and is a wholly owned subsidiary of The Capital Group, Inc.
            (2) Capital Guardian Trust Company is a Bank as defined in Section
                3(a)(6) of the Act and a wholly owned subsidiary of The Capital Group, Inc.

Item 8      Identification and Classification of Members of the Group:  N/A

Item 9      Notice of Dissolution of the Group:  N/A

Item 10     Certification

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

         Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 1994


Signature:       /s/ Philip de Toledo

Name/Title:      Philip de Toledo, Vice President and Treasurer

                 The Capital Group, Inc.

Date:  February 11, 1994


Signature:       /s/ Paul G. Haaga, Jr.

Name/Title:      Paul G. Haaga, Jr., Senior Vice President

                 Capital Research and Management Company

Date:  February 11, 1994


Signature:       /s/ Eugene P. Stein

Name/Title:      Eugene P. Stein, Executive Vice President

                 Capital Guardian Trust Company

                                     AGREEMENT



                                     Los Angeles, California

                                     February 11, 1994


         Capital Research and Management Company ("CRMC"), Capital Guardian Trust Company ("CGTC"), and The Capital Group, Inc. ("CG") hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of Class A stock issued by Jones Intercable Inc.


          CRMC, CGTC and CG state that they are each entitled to individually use Schedule 13G pursuant to Rule 13d-1(c) of the Act.


         CRMC, CGTC and CG are each responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but are not responsible for the completeness or accuracy of the information concerning the others.


                                     CAPITAL RESEARCH AND MANAGEMENT COMPANY



                                     BY:  /s/ Paul G. Haaga, Jr.
                                          Paul G. Haaga, Jr.
                                          Senior Vice President


                                           CAPITAL GUARDIAN TRUST COMPANY



                                     BY:  /s/ Eugene P. Stein
                                          Eugene P. Stein
                                          Executive Vice President


                                     THE CAPITAL GROUP, INC.



                                      BY:  /s/ Philip de Toledo
                                           Philip de Toledo
                                           Vice President and Treasurer





                                      EXHIBIT A